Exhibit 99.1

Results of Operations

The following discussion should be read in conjunction with our audited consolidated financial statements and the related notes to the financial statements.

For the Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Revenue and Production Taxes

Oil and gas revenues for the year ended December 31, 2007 were $1,072,388 versus $1,321,809 for the year ended December 31, 2006.  The decline in revenue is due to production declines in Garwood Field as average gas prices increased to $6.38 in 2007 from $6.14 per Mcf in 2006 and average crude and condensate prices rose to $65.43 from $61.58 in 2006.  Production from the Pintail Flats #1 well declined 50% from an average daily rate of 380 Mcf (281 net) per day in 2006 to a daily average of only 189 Mcf(140 net) in 2007.  The decline in production from the Pintail Flats #1 well was attributable to normal production decline from a single (tight-zone) completion and the wells inability to efficiently produce the naturally occurring (connate) water from the formation along with the gas production.  Net gas and condensate production from the Pintail #1 rose 3% and 7% respectively and coupled with an increase of $.68 per barrel increase in condensate prices offset the $.29 decline in gas prices.

We received our first revenues from the Orcutt Field in California in December 2007 of $11,268.   Gross production from the Monterey formation for the month of December 2007 amounted to 5,522 barrels from 62 active producing wells or an average of 178 barrels of oil produced per day.  This is up from an average of 154 barrels of oil produced in November 2007 as we continue to remediate existing wells in the field.  December production net to our interest averaged 5 barrels of oil per day for a total of 153 barrels at an average sales price of $73.54 per barrel.  No production from the Diatomite formation in the Orcutt Field occurred in December.

Production taxes decreased approximately 19% in line with the reduction in revenues discussed above. Tax rates applicable to the Garwood properties in Texas are 4.6% on condensate and 7.5% on gas revenues.  There is no tax on production in the state of California.

Lease Operating Expenses

Our lease operating expense increased 18% from 2006 to 2007.  The increase is primarily attributable to higher ad valorem tax expense related to our Garwood properties in south Texas and 1 month of operating expenses related to Orcutt.

Exploration Expense

Exploration expense in 2007 and 2006 are primarily delay rentals payments we were required to make to property owners due to our inability to fund drilling operations on acreage we have under lease in Starr and Colorado counties in Texas.

Dry Hole Costs

Dry hole costs in 2006 relate primarily to the write-off of a lease line in Jefferson County, Mississippi which was constructed to test and serve the Phillips Burkley #1 well. At the time we decided not to participate in further completion attempts on the well we entered into a throughput agreement with the operator in the event that further completion efforts were successful.  Additional attempts by the operator to complete this well were not successful and therefore required the write-off of this remaining asset in Jefferson County, Mississippi.

Impairment of Unproved Oil and Gas Properties

In 2006 we paid $690,000 for an option to participate in development activities in Santa Barbara County conducted by Santa Maria Pacific, L.L.C. (SMP).  The option required additional capital investment by August 31, 2006 and as we failed to meet this requirement the option expired and the investment was impaired 100%.  Subsequent to December 31, 2006, we reopened negotiations with SMP and spent additional monies totaling $5,190,000  related to the Orcutt and NW Casmalia Fields.  We have earned a 3.333% working interest in the Orcutt Field project for the $4,740,000 paid to SMP in 2007 . In 2007 we impaired acreage in Garwood and Ala Blanca having a combined value of $858,122 which expired in the 1st quarter of 2008.  We have secured new leases subsequent to these expirations on some of the acreage.  Additionally, we paid $450,000 in 2007 related to the NW Casmalia project which was forfeited for failure to meet additional option payments and   we decided to discontinue activity in the Borden area in 2007 and wrote-off $40,075 related to this project.

Depreciation, Depletion and Amortization

Depreciation, depletion, and amortization expense decreased 63% from $6,071,090 in 2006 to $2,049,857 in 2007. The decrease is due primarily to the Pintail Flats reaching full depletion in early 2007.

General and Administrative Expense

General and administrative expense increased $705,269 or 53% in 2007 over 2006.  The increase is primarily due to higher compensation costs related to stock transfers from our

Chief Executive Officer to various employees, contractors and advisors during 2007.  In addition, legal, audit, and consulting fees increased due to the reverse merger which was consummated in early 2008.

Interest Expense

Interest expense decreased $1,388,111 or 68%.  In 2005, we entered into revolving promissory note agreements with two of our limited partners providing for a revolving line of credit.  In connection with these agreements, the Company issued 9,000,000 warrants to purchase partnership units at an exercise price of $2 per partnership unit.  On the date of issuance, the relative fair value of these warrants was $4,664,814 which was recorded as a discount to the note.  The discount was accreted into income over the one-year term of the note ending March 31, 2006.  For the year ended December 31, 2006, $1,166,203 was charged to interest expense.  Additionally, the amount of interest we capitalized increased $314,929 in 2007 due to the acquisition of the Orcutt assets in California.

Net Loss from Operations

We generated a net operating loss of $5,394,270 in 2007 as compared to a loss of $9,378,438 in 2006.  The decrease in the net loss from operations is directly related to the lower depletion and interest costs described above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Rock Energy, LP

Houston, Texas

We have audited the accompanying consolidated balance sheets of Rock Energy, LP ( the “Partnership”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for each of the two years ended December 31, 2007. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rock Energy, LP, as of December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the two years ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Partnership has negative working capital and suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MALONE & BAILEY, PC

www.malone-bailey.com

Houston, Texas

March 31, 2008

Rock Energy Partners, L.P.

Consolidated  Balance Sheets

	December 31, 2007	December 31, 2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$211,477	$679
Accounts receivable	207,502	365,143
Deposit	575,000	—
Prepaid and other assets	26,300	28,000
Total current assets	1,020,279	393,822

PROPERTY AND EQUIPMENT, net
Oil and gas properties, successful efforts method of accounting	6,021,219	3,621,399
Other	9,312	14,202
Net property and equipment	6,030,531	3,635,601

TOTAL ASSETS	$7,050,810	$4,029,423

LIABILITIES AND PARTNERS’ DEFICIT

Current liabilities
Accounts payable	180,809	215,466
Accounts payable-related party	—	57,463
Notes payable-related party	8,830,000	8,830,000
Notes payable	183,150	184,492
Accrued interest	1,500,838	759,010
Other accrued liabilities	—	26,791
Total current liabilities	10,694,797	10,073,222

LONG-TERM LIABILITIES;
Asset retirement obligation	154,840	125,539
Total Liabilities	10,849,637	10,198,761
Partnership deficit
Partners’ capital, 170,204,227 and 119,089,028 units outstanding	31,687,978	23,923,197
Accumulated deficit	(35,486,805)	(30,092,535)
Total partnership deficit	(3,798,827)	(6,169,338)

Total liabilities and partners’ deficit	$7,050,810	$4,029,423

The accompanying notes are an integral part of these consolidated financial statements.

ROCK ENERGY PARTNERS’ L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	December 31,	December 31,
	2007	2006
OIL AND GAS SALES	1,072,388	$1,321,809

OPERATING EXPENSES
Lease operating expense	170,518	144,167
Production taxes	76,499	94,669
Exploration expense	125,224	108,499
Dry hole costs	665	206,933
Impairment of unproved oil and gas properties	1,348,197	690,000
Depletion, depreciation and amortization	2,049,857	6,071,090
ARO accretion	8,129	11,727
Loss on sale of assets	—	2,751
General and administrative	2,042,382	1,337,113
Total operating expenses	5,821,471	8,666,949

LOSS FROM OPERATIONS	(4,749,083)	(7,345,140)

OTHER EXPENSES
Interest expense	(645,187)	(2,033,298)

NET LOSS	$(5,394,270)	$(9,378,438)

NET LOSS PER PARTNERS’ UNIT
BASIC AND DILUTED	($0.04)	($0.08)

WEIGHTED AVERAGE
PARTNERS’ UNITS OUTSTANDING	132,134,789	118,960,005

The accompanying notes are an integral part of these consolidated financial statements.

ROCK ENERGY PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL (DEFICIT)

YEARS ENDED DECEMBER 31, 2007 AND 2006

	Limited Partnership		General Partnership
	Contributions		Contributions		Accumulated
	Units	Amount	Units	Amount	Deficit	Total
BALANCE, December 31, 2005	118,571,426	$22,413,187	100	$10	$(20,714,097)	$1,699,100

Capital Contributions	267,500	535,000	—	—	0	535,000

Conversion of debt to equity	250,000	500,000				500,000

Other capital contributions		475,000				475,000

Net loss					(9,378,438)	(9,378,438)

BALANCE, December 31, 2006	119,088,926	$23,923,187	100	$10	$(30,092,535)	$(6,169,338)

Capital Contributions	51,115,301	7,382,281	—	—	—	7,382,281

Partnership units issued for services	—	382,500	—	—	—	382,500

Net loss					(5,394,270)	(5,394,270)

BALANCE, December 31, 2007	170,204,227	$31,687,968	100	$10	$(35,486,805)	$(3,798,827)

ROCK ENERGY PARTNERS’ L.P.

CONSOLIDATED  STATEMENTS OF CASH FLOWS

	YEARS ENDED DECEMBER 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(5,394,270)	$(9,378,438)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, Depletion & Amortization	2,049,857	6,071,090
Accretion of loan discount	—	1,166,203
ARO accretion	8,129	11,727
Dry hole cost	665	206,933
Impairment of unproved oil and gas properties	1,348,197	690,000
Loss on sale	—	2,751
Non-cash compensation	382,500	—
Changes in assets and liabilities:
Accounts receivable	157,641	113,814
Accounts payable - related party	(57,463)	7,202
Prepaid expenses and other assets	(573,200)	11,097
Accounts payable and accrued liabilities	285,044	377,891
NET CASH USED IN OPERATING ACTIVITIES	(1,792,900)	(719,730)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash flows investing activities:
Capital expenditures	(5,194,091)	(2,036,491)
Proceeds from sale of furniture	—	4,304
NET CASH USED IN INVESTING ACTIVITIES	(5,194,091)	(2,032,187)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of partnership units	7,382,281	535,000
Other capital contributions	—	475,000
Proceeds from issuance of short term debt	—	1,830,000
Payment on notes payable	(184,492)	(154,111)
NET CASH PROVIDED BY FINANCING ACTIVITIES	7,197,789	2,685,889

Net increase(decrease) in cash and cash equivalents	210,798	(66,028)
Cash and cash equivalents at beginning of year	679	66,707
Cash and cash equivalents at end of year	$211,477	$679

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION;
Cash paid during the year for:
Interest	$300,000	$199,294

NON-CASH DISCLOSURES;
Capitalized interest	$395,336	$—
Note payable assumed for oil & gas property	183,150	—
ARO - Change in estimate	21,172	—
Reduction of note payable due to settlement	—	209,000
Debt retired with partner units	—	500,000
Transfer of oil and gas property for settlement of debt	—	277,846

The accompanying notes are an integral part of these consolidated financial statements.

Rock Energy Partners, L.P.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007 and 2006

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Rock Energy Partners LP (“REP” or the “Company”) was formed on April 16, 2004 as a Delaware limited partnership and through its majority-owned subsidiary Rock Energy Partners Operating LP (“REPO”) is engaged in the acquisition, exploration, and development of onshore properties in the United States for the production of crude oil, condensates and natural gas. All references to REP include REPO unless otherwise stated. REP’s properties are located in Texas. The produced condensate and natural gas are sold to petroleum marketers. Approximately 89% of REP’s sales were attributable to its largest customer during 2007.

REP is the limited partner of REPO and owns 99.90% of the partnership interest. 4R Oil and Gas, L.L.C. (“4R”) is the general partner (the “General Partner”) of both REP and REPO. As the General Partner for REPO, 4R is responsible for managing the business and affairs of the partnership (see Note 4). However, 4R has certain limitations to sell or transfer any mineral interests, including working interests or overriding royalty interests, owned by the partnership. In addition, the limited partner of REPO can remove 4R as General Partner at any time without cause, upon delivery of a written notice of such removal. REP uses proportionate consolidation to account for its interest in REPO.

Principles of consolidation — The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary REPO, for which the company possesses the right to participate in significant management decisions. 4R Oil and Gas L.L.C. is the general partner of both REP and REPO and holds 0.01% interest in REPO. REP uses proportionate consolidation to account for its interest in REPO. As a result, substantially all of REPO’s accounts are reflected in the Consolidated Financial Statements of REP. Significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosures of contingent assets and liabilities. Actual results could differ from the estimates.

Cash and cash equivalent — Highly liquid investments with original maturities of less than three months are considered cash equivalents and are stated at cost which approximates market value.

Oil and gas exploration and development — Oil and gas exploration and development costs are accounted for using the successful efforts method of accounting.

Rock Energy Partners, L.P.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007 and 2006

Property acquisition costs — Oil and gas leasehold acquisition costs are capitalized and included in the balance sheet caption oil and gas properties. Leasehold impairment is recognized based on exploratory experience and management’s judgment. Upon discovery of commercial reserves, leasehold costs are transferred to proved properties.

Exploratory costs — Geological and geophysical costs and the costs of carrying and retaining unproved properties are expensed as incurred. Exploratory well costs are capitalized on the balance sheet pending further evaluation of whether economically recoverable reserves have been found. If economically recoverable reserves are not found, exploratory well costs are expensed as dry hole costs. If exploratory wells encounter potentially economic quantities of oil and gas, the well costs remain capitalized on the balance sheet as long as sufficient progress assessing the reserves and the economic and operating viability of the project is being made.

Development costs — Costs incurred to drill and equip development wells, including unsuccessful development wells, are capitalized.

Depletion and amortization — Leasehold costs and capitalized exploratory costs of producing properties are depleted using the unit-of-production method based on estimated proved oil and gas reserves. Amortization of intangible development costs is based on the unit-of-production method using estimated proved developed oil and gas reserves.

Capitalized interest — Interest from external borrowings is capitalized on major projects with an expected construction period of one year or longer. Capitalized interest is added to the cost of the underlying asset and is amortized over the useful lives of the assets in the same manner as the underlying assets.

Depreciation and amortization — The cost of property, plant and equipment that are not utilized in oil and gas producing activities, including furniture, fixtures, computer hardware and software, and vehicles, is capitalized and depreciated using the straight-line method over their useful lives. The estimated useful lives of these assets are three to five years.

Impairment of properties, plants and equipment — Proved oil and natural gas properties and related equipment and facilities are evaluated for impairment annually or whenever events or changes in circumstances indicate that the carrying amounts of such properties may not be recoverable. The determination of recoverability is made based upon estimated undiscounted future net cash flows. The amount of impairment loss, if any, is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related asset.  Unproved oil and natural gas properties are assessed periodically on a property-by-property basis, and any impairment in value is recognized.

Maintenance and Repairs — The costs of maintenance and repairs, which are not significant improvements, are expensed when incurred.

Asset Retirement Obligations and Environmental Costs — The fair value of legal obligations to retire and remove long-lived assets are recorded in the period in which the obligation is incurred (typically when the asset is installed at the production location). When the liability is initially recorded, we capitalize this cost by increasing the carrying amount of the related properties, plants and equipment. Over time the liability is increased for the change in its present value, and the capitalized cost in properties, plants and equipment is depreciated over the useful life of the related asset.

Rock Energy Partners, L.P.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007 and 2006

Share-Based Compensation — Effective January 1, 2006, we adopted SFAS No. 123R, “Share-Based Payment,” which was issued in December 2004. SFAS No. 123R revises SFAS No. 123 “Accounting for Stock Based Compensation,” and supersedes APB No. 25, “Accounting for Stock Issued to Employees,” and its related interpretations. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award.

Prior to adopting SFAS No. 123R, partnership options were accounted for under Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. The following table illustrates the effect on net loss and net loss per partnership unit if we had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

	2007	2006
Net loss - as reported	$(5,394,270)	$(9,378,438)
Add:
Stock based compensation included in determination of net loss		—
Deduct:
Stock based employee compensation determined under fair value based method for all awards, net of related tax effects	—	(267,887)
Net loss - pro forma	$(5,394,270)	$(9,646,325)

Earnings per partnership unit:
Basic and diluted loss per partnership unit - as reported	$(0.04)	$(0.08)
Basic and diluted loss per partnership unit - pro forma	(0.04)	(0.08)

The significant weighted average assumptions used to calculate the fair market values of employee partnership unit options granted in 2005, as calculated using the Black-Scholes option-pricing model, were 1) risk-free interest rate of 3.32%, 2) expected life of 5 years, 3) volatility of 198% to 215% and 4) dividend yield of zero.

Revenue Recognition — Revenues associated with sales of crude oil, natural gas, and natural gas liquids are recognized using the sales method. Under the sales method, revenue is recognized when title passes to the customer, which is when the risk of ownership passes to the purchaser and physical delivery of goods occurs. Revenues from the production of natural gas and crude oil properties, in which we have an interest with other producers, are recognized based on the actual volumes we sold during the period.

Income taxes — We are classified as a partnership for federal income tax purposes and as such all items of income and deductions are allocated to the partners of REP based upon the terms of the partnership agreement and their ownership percentage. The partnership does not recognize any expense for such taxes.

Rock Energy Partners, L.P.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007 and 2006

Recently issued accounting pronouncements — We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

Fair value of financial instruments — The carrying values of receivables, payables, marketable securities and short-term obligations approximate their fair value due to their short-term maturities. The estimated fair values of marketable securities were based on quoted market prices for the same or materially similar issues, or the current rates offered to the Company for issues with the same maturities.

Loss per partnership unit — Net loss per partnership unit is calculated in accordance with SFAS No. 128 “Earnings per Share” (“SFAS No. 128”) and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128, basic net loss per share/partnership unit is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares/partnership units outstanding during the period. Diluted net loss per share/partnership unit is computed by dividing the net loss for the period by the number of common and common equivalent shares/partnership units outstanding during the period, assuming full dilution. For the year ended December 31, 2007 and 2006, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share/partnership unit.

NOTE 2 — GOING CONCERN

As shown in the accompanying financial statements, we incurred net losses of $5,394,270 and $9,378,438 for the years ended December 31, 2007 and 2006, respectively. In addition, we had an accumulated deficit of $35,486,805 and a working capital deficit of $9,674,518 as of December 31, 2007. These conditions raise substantial doubt as to our ability to continue as a going concern. Management is working to raise additional capital through the sale of partnership units. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE 3 —NOTES PAYABLE

On March 31, 2005, we entered into a secured revolving promissory note agreement with one of our limited partners, providing for a revolving line of credit (the “Revolver”). We made an initial borrowing of $5,000,000 under this note. In June 2005, the Revolver was amended and another limited partner was added to the amended note agreement. During 2005 and 2006, we borrowed an additional $2,000,000 and $1,430,000, respectively, under the Revolver. The loan is collateralized by the Company’s oil and gas producing properties. In April 2006, the interest rate increased to 12% per year, from the previous rate of 10% per year and the Revolver’s is callable with 30 days notice. In connection with the initial promissory note, we issued 9,000,000 warrants to purchase partnership units at an exercise price of $2 per partnership unit. On the date of issuance, the relative fair value of these warrants was $4,664,814, which was recorded as a discount to the note under APB No. 14. The discount is accreted into income over the one-year term of the note. For the years ended December 31, 2007 and 2006, $0 and $1,166,203, respectively, was accreted into interest expense. At December 31, 2007 and 2006, the outstanding balance on the Revolver was $8,430,000..

On December 30, 2005, we entered into a promissory note agreement with Petrosearch Energy Corporation (Petrosearch) for $825,449 due in 4 consecutive equal monthly installments beginning February 1, 2006, of principal and interest at 6%. Payments and interest under the loan were suspended

Rock Energy Partners, L.P.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007 and 2006

until August 1, 2006 due to a lawsuit against Petrosearch  et al to which Rock Energy Partners Operating L.P. had been indemnified by Petrosearch. In conjunction with the settlement of the lawsuit and a joint interest audit, the amount due under the loan agreement was reduced by $209,000. During 2006, we made cash payments of $154,112 and transferred certain Garwood oil and gas leases valued at $277,846. At December 31, 2006, the outstanding balance of this note, excluding accrued interest, was $184,491. The balance on this note was due on November 30, 2006.  In November 2007 we settled the balance due under this note for $184,491.

On September 28, 2005, we entered into a revolving promissory note agreement with one of our officers. We made initial borrowings of $500,000 under this note. Borrowings under this revolving agreement carry an annual interest rate of 6% and are due in full on October 31, 2007. On February 1, 2006, the total amount of this outstanding debt was settled through the issuance of 250,000 partnership units. The partnership units had a total fair market value of $2.00, based on partnership unit sales to third-party investors during the period.

On December 1, 2007, we entered into an agreement with Santa Maria Pacific, LLC (“SMP”) for the purchase of various oil & gas properties (see Note 5 below).  Under this agreement, we agreed to assume debt owed by SMP to a third party equal to our working interest in these oil & gas properties times the amount of debt owed by SMP to third party .  As of December 31, 2007, SMP owed $5,500,000 to the third party and our working interest was 3.33%.  Accordingly, a note payable of $183,150 is included in our financial statements as of December 31, 2007 related to this agreement.  The note incurs interest at LIBOR + 6.25% and is secured by the Orcutt property (see Note 5).

NOTE 4 — RELATED PARTY TRANSACTIONS

We have entered into loan arrangements with certain of our limited partners. (see Note 3)

On April 16, 2004, 4R Oil and Gas L.L.C., (“4R”) the General Partner of the Partnerships, and REP entered into an Administrative Services Agreement, which was amended July 1, 2004, whereby the General Partner agreed to provide certain administrative support services in exchange for a monthly fee. The services provided by the General Partner under the agreement include accounting, legal, administrative, and other services arising in the Partnerships’ ordinary course of business and necessary in conduct of its business operations, including payment of office rent, office management services, secretarial and administrative, mailing, filing, computer data processing, fax and long-distance communications, human resources, information technology, management of various oil and gas contracts, and clerical and administrative services and other services as may reasonably be requested by REP and agreed to by 4R. Currently the amount that may be charged monthly is capped at $165,000 per month and the total amount charged in 2007 and 2006 was $874,303 and $922,588 respectively.

Rocky Emery, is the managing member of 4R Oil and Gas L.L.C., the general partner of the REP. Rocky Emery is also the Chairman, President and Chief Executive Officer of Rock Energy Partners LP. During 2007, Mr. Emery received $25,000 in fees for his duties to the general partner and as an officer of the REP.

Allan Smedstad is employed by the Company as the Secretary and Treasurer and owns 2,200,000 units of Rock Energy Partners LP. Mr. Smedstad is the father-in-law of Rocky Emery and is employed by the Company.

Rock Energy Partners, L.P.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007 and 2006

NOTE 5 — OIL AND GAS PROPERTIES AND IMPAIRMENT

The following table describes our oil and gas properties at December, 31 2007 and 2006:

	2007	2006
Unproved leasehold costs	$5,408,693	$985,196

Costs of wells and development	10,056,294	10,039,993

Drilling in progress	48,120	43,031
Total capitalized oil and gas properties	15,513,107	11,068,220
Accumulated depletion	(9,491,888)	(7,446,821)
Net capitalized oil and gas properties	$6,021,219	$3,621,399

On March 10 2006, we entered into a letter of intent with Santa Maria Pacific, L.L.C. (SMP) whereby SMP agreed to sell us a 7.5% working interest in their Orcutt Field project.  Upon the execution of the letter of intent, we paid $25,000 and Rocky Emery, the managing partner of the Company, paid $475,000 on REP’s behalf.  These payments were non-refundable and REP was obligated to pay the balance of the purchase price of $2,875,000 within 30 days of the signed Purchase and Sale agreement.  The option agreement expired without further payment.

On June 10, 2006, we entered into an agreement as amended by letter agreement dated July 10, 2006 and July 24, 2006 with SMP whereby we acquired the option to participate in up to 10 future SMP projects at a 7.5% working interest. REP made a non-refundable deposit of $90,000 upon execution of the agreement and an additional non-refundable payment totaling $50,000. This option expired on July 24, 2006 when REP failed to make additional payments as required under the agreement.

Additionally on June 10, 2006, we entered into an option agreement as amended by letter dated July 24, 2006 with SMP to purchase a 7.5% working interest in SMP’s Northwest Casmalia Project.  Upon the execution of this the July 24 agreement, we paid $50,000 for this option. The July 24 agreement extended the time allowed for REP to make additional payments required under the agreement to August 31, 2006. The option period expired without further payments being made by REP.

In 2006, REP charged expense for the aggregate of $690,000 paid out under the three option agreements.  On April 24, 2007, we entered into a new agreement, which was amended by letter agreement on July 23, 2007, with SMP to acquire up to 10% working interest in their Northwest Casmalia and Orcutt Field projects.  Under this agreement we paid $3,740,000 for Orcutt and $450,000 for NW Casmalia.  On October 12, 2007, we received notice from SMP that we were in default of certain option payments and they terminated the agreement. Pursuant to the termination conditions of the letter agreement, we earned a a 1.496% working interest in Orcutt.  However, our entire payment of $450,000 on the NW Casmalia prospect was forfeited and was expensed during 2007.

On September 5, 2007, we signed a letter of intent with SMP with respect to a purchase agreement whereby we proposed to acquire by an Asset Purchase and Sale Agreement those leasehold interests held by SMP and affiliates including NW Casmalia and Orcutt. Pursuant to this letter of intent and a subsequent purchase agreement dated December 1, 2007, we acquired approximately 1.66% additional interest in Orcutt for $1,000,000 on December 14, 2007.  Under this purchase agreement, additional

Rock Energy Partners, L.P.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007 and 2006

interests of up to 20% may be acquired if additional payment schedules are met.  (See Note 9 — Subsequent Events)

In 2007 we impaired acreage in Garwood and Ala Blanca having a combined value of $858,122 which expired in the 1st quarter of 2008.  Subsequent to these expirations, we secured new leases on some of the acreage.  Additionally, we decided to discontinue activity in the Borden area in 2007 and wrote-off $40,075 related to this project.

NOTE 6 — ASSET RETIREMENT OBLIGATIONS

We had accrued asset retirement obligations at December 31, 2007 and 2006 of $154,840 and $125,539, respectively. In accordance with the provisions of SFAS No. 143, we record an abandonment liability associated with our oil and gas wells when those assets are placed in service. Asset retirement obligations are included in other long-term liabilities on our consolidated balance sheet.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143” (FIN 47). This Interpretation clarifies that an entity is required to recognize a liability for a legal obligation to perform asset retirement activities when the retirement is conditional on a future event and if the liability’s fair value can be reasonably estimated.

The following table is a reconciliation of the asset retirement obligation liability for 2006 and 2005:

	2007	2006
Balance January 1	$125,539	$77,212
Accretion of discount	8,129	11,727
Liabilities incurred	—
Liabilities settled	—	—
Revisions in estimated liabilities	21,172	36,600
Balance at December 31	$154,840	$125,539

NOTE 7 — PARTNERSHIP WARRANTS AND OPTIONS

In connection with the Revolver, we issued 9,000,000 warrants to purchase partnership units at an exercise price of $2 per partnership unit (see Note 3). These warrants were outstanding at December 31, 2007 and have a weighted average remaining contractual term of.25 years. The aggregate intrinsic value was $18,000,000.

The following table summarizes the employee partnership unit options issued in connection with employment agreements:

Rock Energy Partners, L.P.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007 and 2006

	Number of Partnership Units Under Options	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2006	5,917,700	$0.28

Granted	—	—
Exercised	—	—
Forfeited	(1,900,000)	0.52

Outstanding at December 31, 2006	4,017,700	0.16

Granted	—	—
Exercised	—	—
Forfeited	(1,717,700)	0.25

Outstanding at December 31, 2007	2,300,000	$0.10	6.54	$115,000

NOTE 8 — CONTINGENCIES AND COMMITMENTS

From time to time, we are party to litigation matters arising out of the normal course of business. In the case of all known contingencies, we accrue a liability when the loss is probable and the amount is reasonably estimable. We do not reduce these liabilities for potential insurance or third-party recoveries. If applicable, we accrue receivables for probable insurance or other third-party recoveries. Based on currently available information, we believe that it is remote that future costs related to known contingent liability exposures will exceed current accruals by an amount that would have a material adverse impact on our financial statements. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures.

During 2004, the Company purchased an interest in the Garwood property from Petrosearch. In a subsequent agreement, Petrosearch indemnified REP against certain claims on the property. In 2006, the Company and Petrosearch were notified of a 2% overriding royalty claim on the property. The claimants filed a lawsuit claiming that they had not received the royalty payments related to production from the property. In June 2006, REP entered into an agreement with Petrosearch releasing Petrosearch from their obligation under the indemnification agreement for a total settlement of $100,000, which was applied against the Company’s outstanding debt from Petrosearch (see Note 3). In conjunction with this settlement with Petrosearch, REP agreed to pay the 2% overriding royalty interest to the plaintiff. The total settlement of $100,000 was accounted for as a reduction in debt and oil and gas properties net of the cumulative royalty interest due for prior years..

Concentrations of credit risk — Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. Cash and cash equivalents at December 31, 2007 and 2006 consist of cash on deposit at one financial institution that, at times, may exceed federally insured limits. Revenue and receivables result from sales of petroleum products to oil and gas companies, one of which comprised 90% of our oil and gas revenue in 2007. We closely monitor extensions of credit and have not experienced significant credit losses. At December 31, 2007 we do not believe a reserve for estimated uncollectible accounts receivable is necessary.

Rock Energy Partners, L.P.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007 and 2006

NOTE 9 — SUBSEQUENT EVENTS

Reverse Merger On December 21, 2007 the Company entered into an Asset Purchase Agreement (“the Agreement”) with Hanover Gold Company (“Hanover”), Inc.a Delaware corporation, which was an inactive public shell company. Pursuant to the terms of the agreement, Hanover agreed to purchases all the assets and assume all the liabilities of the Company in exchange for 54,374,749 shares of the common stock of Hanover. In addition, Hanover issued 3,746,517 common shares to two consultants who assisted with the transaction and paid a cash consulting fee of $625,000.  The transaction will be treated as a reverse merger and REP is deemed to be the acquirer for accounting purposes.

Orcutt and Northwest Casmalia Acquisition In February 2008, we made payments totaling $1,000,000 pursuant to a purchase/sale agreement entered into during 2007 with Santa Maria Pacific and acquired an additional .667% ownership thereby bringing our total ownership in Orcutt to 4.0%.  We have the right to acquire up to 20% of this project (100% of SMP’s ownership) and to earn an equivalent interest in their Northwest Casmalia project.

Equity Transactions

Subsequent to December 31, 2007 we sold 982,152 of common stock at an average price of $1.69 per share.

Additionally, we entered into an agreement with Tampa Holdings, L.L.C.whereby they have agreed to acquire 30% equity ownership interest in Rock Energy Resources, Inc. (formerly Hanover) for $40.0 million at a price per share equivalent to the Volume Weighted Average Price on a 30 day look back basis from the day prior to the company’s 8 for 1 reverse split adjusted to a post reverse split price on an 8 for 1 basis. In addition, Tampa Holdings will receive warrants at an equivalent price to the shares purchased, exercisable for 3 years, equal to 20% of the shares acquired.  The proceeds will be used to fund our exploration, development, and production activities under current commitments in Texas and California.

NOTE 10 — SUPPLEMENTAL INFORMATION ON OIL AND GAS OPERATIONS (UNAUDITED)

The following supplemental unaudited information regarding the Company’s oil and gas activities is presented pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 69.

Capitalized Costs Relating to Oil and Gas Producing Activities

	2007	2006
(in thousands)	United States	United States
Unproved oil and gas properties	$5,409	$974
Proved oil and gas properties	10,104	10,094
Less accumulated amortization	(9,492)	(7,447)

Net capitalized cost	$6,021	$3,621

Rock Energy Partners, L.P.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007 and 2006

Costs Incurred in Oil and Gas Producing Activities for the Year Ended December 31, 2007 and 2006

	2007	2006
(in thousands)	United States	United States
Property acquisition costs:
Proved	$—	$—
Unproved	5,586	650
Exploration costs	126	108
Development costs	22	1,386

Net capitalized cost	$5,734	$2,144

NOTE 11 — SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

The supplemental unaudited oil and gas reserve information that follows is presented in accordance with SFAS 69, Disclosures about Oil and Gas Producing Activities. The process of estimating quantities of proved natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reported reserve estimates represent the most accurate assessment possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

The recording and reporting of proved reserves are governed by criteria established by regulations of the SEC. Those regulations define proved reserves as those estimated quantities of hydrocarbons that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved reserves are further classified as either developed or undeveloped. Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods, while proved undeveloped reserves are the quantities expected to be recovered from new wells on undrilled acreage, or from an existing well where relatively major expenditures are required for recompletion.

Proved reserves represent estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions existing at the time the estimates were made.

Estimates of proved reserves, future net revenue and present values of oil and gas reserves at December 31, 2007 and 2006 were based on studies performed by The Scotia Group, Inc. an independent reservoir engineering firm. Oil and gas prices received by the Company on December 31, 2007 and 2006were used in pricing the reserves. Development and production costs were based on respective year-end costs. Future income taxes were not considered. Present value amounts were determined by applying a 10% discount factor. All of the Company’s reserves are located in the United States of America.

No major discovery or other favorable or adverse event subsequent to December 31, 2007 is believed to have caused a material change in the estimates of proved reserves as of that date. Substantially all of the Company’s proved reserves related to one property.

Rock Energy Partners, L.P.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007 and 2006

Estimated Net Proved Reserves at December 31,:

	2007			2006
	Oil(1) (Mbls)	Gas (MMcf)	MMcfe	Oil(1) (Mbls)	Gas (MMcf)	MMcfe
Proved developed & undeveloped reserves:

Beginning of year	10,070	928,680	989,100	5,141	1,048,935	1,079,781
Purchases	—	—	—	—	—	—
Discoveries and extensions	—	—	—	—	—	—
Improved recovery	—	—	—	—	—	—
Revisions of previous estimates	1636	(298,139)	(288,323)	6,556	82,520	121,856

Production	(1,736)	(143,661)	(154,077)	(1,627)	(202,775)	(212,537)

End of year	9,970	486,880	546,700	10,070	928,680	989,100

Developed reserves, included above:

Beginning of year	2,110	159,390	172,050	-	756,373	756,373
End of year	2,020	22,100	34,220	2,110	159,390	172,050

(1) Oil reserves include condensate

The future net revenue information presented herein does not purport to represent the fair market value of the Company’s proved reserves. An estimate of the fair market value would also take into account, among other factors, the recovery of reserves in excess of proved reserves, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

Standardized measure of discounted future net cash flows are as follows:

	Year Ended December 31,
(in thousands)	2007	2006
Future cash inflows	$3,534	$7,829
Future development and production costs	(1,111)	(4,243)
Future income tax expense	—	—

Less: 10% annual discount of estimated timing of cash flows	(395)	(1,019)

Standardized measure of discounted future net cash flows relating to proved oil and gas reserves	$2,028	$2,567

Changes in standardized measure of discounted future net cash flows

	Year Ended December 31,
(in thousands)	2007	2006
Beginning of year	$2,567	$4005
Sales and transfers of oil and gas produced, net of production costs	(823)	(1,083)
Net changes in prices and production costs	(33)	(1,491)
Extensions, discoveries and improved recovery, net of estimated future costs	—	(4,828)
Development costs for the year	—	(1,248)
Changes in estimated future development costs		6,794
Purchases of reserves in place, net of estimated future costs	—	—
Sales of reserves in place, net of estimated future costs	—	—
Accretion of discount	317	418

Net changes in income taxes	—	—

End of year	$2,028	$2,567